Exhibit 99.1

LLEX:NASDAQ

LILIS ENERGY ANNOUNCES IP30 RATES, DIVESTITURE OF DJ BASIN PROPERTIES AND 2017 PRELIMINARY PRODUCTION GUIDANCE

THE BISON #1H IP30 RATE OF 2,144 BOEPD, 6,987 ft LATERAL

THE GRIZZLY #1H IP30 RATE OF 1,323 BOEPD, 4,103 ft LATERAL

SAN ANTONIO, TEXAS – April 3, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX) (“Lilis”) announces the following highlights:

•	DJ Asset Divestiture
•	Current Delaware Basin leasehold over 8,000 net acres
•	December exit rate expected between 5,000 – 5,300 net boepd

Well Results and Operational Highlights:

Lilis recently drilled and completed its first two operated horizontal Wolfcamp B wells with IP rates exceeding internal projections. Lilis successfully completed its third operated horizontal well, the Hippo #1H and recently spudded a fourth operated horizontal well, the Lion #1H (both Wolfcamp B wells). The highlights of Lilis’ well results are as follows:

Currently on Production (1):

•	The Bison #1H IP30 rate of 2,144 Boepd (74% Liquids)

The Bison #1H was turned to sales on January 19, 2017 and had a 24-hr rate of 2,375 Boepd (75% liquids) or 344 Boepd per 1,000’ lateral feet.

•	The Grizzly #1H IP30 rate of 1,323 Boepd (63% Liquids)

The Grizzly #1H was turned to sales on February 9, 2017 and had a 24-hr rate of 1,666 Boepd (65% liquids) or 406 Boepd per 1,000’ lateral feet.

Currently Completed:

•	The Hippo #1H

The Hippo #1H was successfully fracture stimulated in 20 stages. The fracture fluid was slick water with sand loading at ~2,200 lbs/ft. 100% of the planned job was successfully placed in the formation. The Hippo #1H is expected to start well testing Mid-April.

Currently Drilling:

•	The Lion #1H

Currently drilling ahead on this re-entry. Current operations are drilling the curve at ~ 10,039 ft MD. Planned TD for this well is ~16,580 ft MD. Projected treatable lateral is ~4,105 ft.

DJ Asset Divestiture

On March 31, 2017, Lilis completed the divestiture of all its oil and gas properties located in the DJ Basin for a gross purchase price of $2 million.  This divestiture completes Lilis’ transformation to a pure play Permian Basin company.

Lease Acquisition Update

Lilis continues to aggressively seek opportunities to enhance its position in the Delaware Basin, and has increased its leasehold position from the initial acquisition footprint of approximately 3,500 net acres to over 8,000 net acres, representing an increase of over 125%.  Lilis expects to continue to build on its position in the Delaware Basin to effectively meet and exceed its development goals.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis Energy’s primary business objective is to increase its Delaware Basin leasehold position, reserves, production and cash flows at attractive rates of return on invested capital in order to enhance shareholder value. For more information, please contact CORE IR: (516) 222-2560 or visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Contact:

Investor Relations

Core IR

David Boral

Managing Director

516 222 2560

Media Relations

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400 ext. 31